Exhibit 10(k)

STRATEGIC ALLIANCE AND JOINT DEVELOPMENT AGREEMENT

This Strategic Alliance and Joint Development Agreement (the “Agreement”) is entered into on this 2nd day of February, 2007, (the “Effective Date”) by and between:

1.
Edumatics Corporation, Inc. incorporated under the laws of the State of California, USA, having its office at 1655 Mesa Verde Avenue, Suite 120, Ventura CA 93003 through its authorized representative, Mr. Sandeep Kumar (hereafter referred to as “Edumatics” which expression shall where the context permits include its successors and permitted assigns),

AND

2.
Siboney Learning Group, Inc., incorporated under the laws of the State of Texas, USA, having its office at 325 N. Kirkwood Road, Kirkwood Missouri 63122, through its authorized representative, Mr. William D. Edwards (hereafter referred to as “Siboney” which expression shall where the context permits include its successors and permitted assigns).

Edumatics and Siboney are hereafter sometimes collectively referred to as the “Parties” and singly as a “Party”.

RECITALS

Whereas, Edumatics has access to digital educational content libraries, applications and products and other learning solutions and Siboney publishes certain educational curriculum software products primarily for K - 12 schools and adult learning centers.

Whereas, Edumatics and Siboney wish to cooperate in the joint development of a web based test preparation program which will be correlated to each state’s specific curriculum standards.

Whereas, it is contemplated that upon completion of development of the new online test preparation program, it will be marketed by Siboney using its existing distribution channels, subject to the terms and conditions of this Agreement.

Whereas, the Parties acknowledge that the creation and development of the online test preparation program would be enhanced by a combination of their respective expertise and resources, including their distribution channels, technologies, content libraries, capital, personnel, etc.

Whereas, Edumatics and Siboney wish to undertake such commitments, obligations and responsibilities, as are set forth herein, on the terms and conditions contained in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants contained herein, the sufficiency and adequacy of which are hereby acknowledged, the Parties agree as follows:

1. DEFINITIONS AND CONSTRUCTION.

1.1 All references in this Agreement to "Section”, “Sections”, “Exhibits” refer to the section, sections and exhibits of this Agreement. As used in this Agreement, neutral pronouns and any variations thereof shall be deemed to include the feminine and masculine and all terms used in the singular shall be deemed to include the plural, and vice versa, as the context may require. The words "hereof," "herein" and "hereunder" and other words of similar import refer to this Agreement as a whole, as the same may from time to time be amended or supplemented, and not to any subdivision contained in this Agreement. The word "including" when used herein is not intended to be exclusive and means "including, without limitation."

2. INTENT AND PURPOSE; NEW PROGRAM; POTENTIAL BENEFITS.

2.1 Intent and Purpose. This Agreement contemplates certain joint development activities between Edumatics and Siboney that are intended to facilitate the creation of a new online test preparation program (such web based version hereafter referred to as the "New Program"), (a) using the intellectual property, software development manpower, sales and marketing expertise of Siboney, (b) using software development manpower and capital provided by Edumatics, and (c) as well as the marketing and distribution by Siboney of the New Program thus developed and created (the aforesaid joint development and marketing hereafter referred to as the “Project”).

2.2 Potential Benefits.

2.2.1 Potential Benefits to Edumatics

❑	Leverage Siboney’s market knowledge to access new and emerging opportunities by participating in the Project;

❑	Leverage Siboney’s assessment item bank that is correlated to all 49 states that have curriculum standards;

❑	Leverage other Siboney intellectual property such as preprogrammed business objects, graphics, sound files and motivational games;

❑	Leverage the proven educational curriculum software development expertise of the Siboney software engineers;

❑	Leverage the existing Siboney business infrastructure to provide accounting, marketing, sales and technical support for the New Program;

❑	Increased visibility in the US market through development of the New Program; and

❑	Increase revenue growth by exploiting opportunities identified through Siboney’s existing marketing channels.

2.2.2 Potential Benefits to Siboney

❑	Access to capital and highly skilled personnel at lower costs, to realize competitive edge/advantage for the New Program.

2.3 New Program. It is contemplated that the New Program shall have the functionalities/specifications attached hereto as Exhibit A Section: Online Product Offerings-Proposed Online Products-Phase I. For avoidance of doubt, the New Program will not include any functionality/specifications as described in Exhibit A Section: Online Product Offerings-Proposed Online Products Phase II or Phase III.

2.4 Budget. Based upon the Parties’ good faith estimates, the entire Project will cost a total of $1,200,000, as per the Budget, a break down of which is attached hereto as Exhibit B. The mutually agreed upon working capital budget is presented in Exhibit B - Section: Operating Costs. No Party under any circumstances will be required to incur additional working capital beyond an additional $100,000 to that stated in Exhibit B - Section: Operating Costs.

3. PROJECT; RESOURCE COMMITMENT AND DELIVERABLES.

It is estimated that the Project would require resource commitment and deliverables by the Parties as follows:

3.1 By Edumatics

3.1.1 Development Team Members. Edumatics will provide development team members to the development team (hereafter the “Development Team”), to develop the New Program. The Development Team will be comprised of members from both Edumatics and Siboney. Edumatics Development Team members will assist as needed in the creation of the New Program. Edumatics shall also designate a manager ("Development Team Manager") who shall be the principal point of contact for the Edumatics Development Team members for all matters relating to this Agreement.

Edumatics may designate a new Development Team Manager and change other personnel constituting the Development Team responsible for particular tasks related to this Agreement by written notice to Siboney.

3.2 By Siboney

3.2.1 Siboney will contribute its proprietary item bank which is correlated to 49 states’ curriculum standards towards the development and creation of the New Program.

3.2.2 Development Team Members. Siboney will contribute the development resources necessary to achieve the New Program Phase I functionality as defined in Exhibit A. At such time as the functionality as defined in Exhibit A is achieved by reference to the Acceptance Criteria (as hereafter defined in Section 6.3.3), Siboney will be deemed to have contributed its resources committed to the creation of the New Program. Siboney shall also designate a manager who shall be the principal point of contact for the Siboney Development Team members for all matters relating to this Agreement.

Siboney may designate a new Development Team Manager and change other personnel constituting the Editorial Team responsible for particular tasks related to this Agreement by written notice to Edumatics.

3.2.3 Sales and Marketing Team. Siboney will assign a sales and marketing team (hereafter the “Sales and Marketing Team”) that will work together on a non-exclusive basis to actively market the New Program and other related services and applications. Siboney shall also designate a manager ("Sales and Marketing Team Manager") who shall be the principal point of contact for the Sales and Marketing Team for all matters relating to this Agreement. The Sales and Marketing Team shall undertake the sales and marketing efforts as defined in Exhibit A, Sections: Sales Strategy and Marketing Strategy.

Siboney may designate a new Sales and Marketing Team Manager and change other personnel constituting the Sales and Marketing Team responsible for particular tasks related to this Agreement by written notice to Edumatics.

3.3 Project Committee. Edumatics and Siboney will appoint a Project Committee consisting of 4 representatives, having 2 representatives from Edumatics and 2 representatives from Siboney. The Project Committee shall oversee, coordinate and manage the Project Plan (as hereafter defined in Section 4), to ensure that a coordinated plan exists to take the Project through from conception through to commercialization in terms of this Agreement. The Project Committee will meet at mutually acceptable times to review the Project Plan as aforesaid.

4. PROJECT PLAN

It is understood and agreed that the New Program will be created and developed in terms of the Project plan attached at Exhibit C (hereafter the "Project Plan"). The Project Plan sets forth the development phases, deliverables; milestone schedules, testing and acceptance, launch and hosting, and marketing of the New Program under the Project.

5. PROJECT FUNDING.

Funding for the design, development, marketing, sales and technical support of the New Program will be provided in the following three ways subject to Section 2.4:

5.1 Software Development. Based upon the Project Plan as presented in Exhibit C and the Budget as presented in Exhibit B, the cost of the Development Team required to build the New Program is $33,000 for Edumatics resources and $390,000 for Siboney resources. Therefore, in order to equally share the agreed upon cost of New Program development, Edumatics agrees to pay $178,500 to Siboney no later than February 14, 2007. Actual Development Team expenses will be reconciled within 15 days of launching and hosting the New Program. The reconciliation process will be conducted following the reconciliation process outlined in Section 9.3. Neither Party shall be obligated to incur Development Team costs in excess of those stated in this Section 5.1.

5.2 Intellectual Property. Siboney will be providing approximately 16,000 items correlated to state standards to be used in the New Program. Edumatics and Siboney agree that the approximate value of these items is $500,000. Therefore, in order to equally share the cost of these items, Edumatics agrees to pay $250,000 to Siboney. Siboney agrees to accept payment of this amount solely from the revenue generated from the New Program. Siboney will receive an additional 10% of the profit from the New Program (thus 60% to Siboney and 40% to Edumatics) until the $250,000 is paid off. Upon final payment of the $250,000 the split will return to 50% - 50%.

5.3 Working Capital. Both Parties agree that capital is required to fund the non-Development Team activities, such as marketing, sales, accounts receivable, accounts payable and technical support. The estimated amount of working capital required is presented in Exhibit B. Both Parties also agree to equally share these working capital costs, subject to Section 2.4. One month prior to the beginning of a new calendar quarter, the Project Committee will review, negotiate in good faith, and mutually agree on a working capital budget for the upcoming quarter. This budget will be used as a not to exceed amount for total expenditures for the upcoming quarter. Edumatics agrees to pay to Siboney no later than 15 days prior to the beginning of the upcoming quarter, an amount equal to 50% of the agreed-upon working capital budget for the upcoming quarter. Actual working capital costs will be tracked and reported and a quarterly reconciliation process will be conducted following the reconciliation process outlined in Section 9.3.

Edumatics agrees to pay $62,132 to Siboney as the first quarter 2007 working capital payment no later than February 14, 2007.

6. RESPONSIBILITIES, COVENANTS AND AGREEMENTS OF EACH PARTY RELATING TO THE PROJECT.

6.1 Obligations of Edumatics

6.1.1 Development. Edumatics shall assist in developing the New Program in accordance with the functionalities and specifications specified in Exhibit A. In this regard, Edumatics, shall, in addition to its expressed commitments in terms of Section 3.1 above, fund all costs and expenses incurred by it in the development of the New Program, however, all such costs and expenses are, subject to Section 2.4, not to exceed $33,000 as stated in the Budget in Exhibit B.

6.2 Obligations of Siboney

6.2.1 Development. Siboney shall assist in developing the New Program in accordance with the functionalities and specifications specified in Exhibit A. In this regard, Siboney, shall, in addition to its expressed commitments in terms of Section 3.2 above, fund all costs and expenses incurred by it in the development of the New Program, however, all such costs and expenses are, subject to Section 2.4, not to exceed $390,000 as stated in the Budget in Exhibit B.

6.2.2 Sales and Marketing. Siboney shall be responsible for the sales and marketing of the New Program through its sales and distribution channels in accordance with the Sales and Marketing Summary attached hereto as Exhibit A Sections: Sales Strategy and Marketing Strategy and referred to in Section 6.3.5 and any revised Sales and Marketing Summary. Siboney shall use its best efforts and professional staff to achieve the highest possible sales of the New Program. Siboney’s responsibilities include, but are not limited to the following:

(a) Revising and developing the Sales and Marketing Summary attached hereto as Exhibit A, within thirty (30) days of the Effective Date of this Agreement and submitting a revised comprehensive Sales and Marketing Summary to Edumatics for approval. Edumatics has the right to approve the revised Sales and Marketing Summary, which may subsequently be modified as necessary by the Project Committee with the unanimous consent of the Parties in writing. The Project Committee shall review the Sales and Marketing Summary, no less frequently than quarterly.

(b) Executing the Sales and Marketing Summary, including, but not limited to, attending mutually agreed to road/trade shows to promote the New Program, and otherwise promoting the New Program to end users.

(c) Conducting market research, mutually agreed upon by the Parties, to identify prospective/new customers, new opportunities, market demand for the New Program as well as other competitive products.

(d) Establishing, training, and managing a sales force and work with its channel partners and through its own sales resources to generate sales and achieve revenue targets, in accordance with the Sales and Marketing Summary, and the terms of this Agreement.

6.3 Mutual Obligations of the Parties

6.3.1 Coordination. Edumatics and Siboney shall jointly coordinate the development efforts of the New Program according to the functionalities and specifications specified in Exhibit A. In this regard, Edumatics and Siboney will cooperate in terms of the Project Plan to ensure that the Project is completed on the due date stated in the Project Plan. The Project Plan will be reviewed by the Project Committee from time to time with the intent that the Parties move expeditiously and effectively toward commercialization of the New Program. Each Party shall keep the other Party closely informed through regular reports to the Project Committee of the progress of the Project, in a format to be mutually agreed upon by the Parties. The Parties shall also create a document retention policy related to each Party's development efforts.

6.3.2 Change Requests. Within sixty (60) days of the Effective Date, either Edumatics or Siboney may request changes (consisting of additions, modifications, reallocation of development funds, deletions or other revisions) with respect to Exhibit A and/or Exhibit C, provided such changes are made in good faith and enhance the overall results of the collaborative efforts of the Parties/New Program. Each change request must be reflected in a written document signed by both Parties that includes a detailed description of the specific change, along with any modified specifications and desired completion date(s) ("Change Request"). Each Change Request duly authorized in writing by the Parties shall constitute a formal amendment to this Agreement, and shall be deemed incorporated into and shall become part of this Agreement. A Change Request shall have no effect on the rights and obligations of either Party with respect to deliverables or developmental activities provided before the effective date of the Change Request. The Parties shall negotiate in good faith the terms, conditions (including any changes to milestone schedules), and allocation of costs related to the implementation of any Change Request.

6.3.3 Acceptance Criteria. The Parties shall use commercially reasonable efforts and work in good faith to mutually agree in writing upon an acceptance criteria for the New Program (“Acceptance Criteria”) within sixty (60) days of Effective Date. The agreed Acceptance Criteria shall, upon its execution, be deemed incorporated into, and form a part of this Agreement, with effect from the date of its execution. It is contemplated that acceptance shall be performed by Project Committee. The Project Committee shall conduct such testing and acceptance processes with respect to the New Program in order to determine that the New Program meets the functionalities and specifications set forth herein and in Exhibit A attached hereto.

6.3.4 Launch and Hosting. Edumatics and Siboney shall agree within ten (10) days of completion of acceptance in terms of the Acceptance Criteria upon a plan for launching and hosting the New Program.

6.3.5  Delivery of Source Code. No later than July 1, 2007, Siboney shall deliver to Edumatics, a complete copy of the latest version of the New Program, including, without limitation, all source code and other source material, in the media and format as Edumatics shall designate.

6.3.6 Sales and Marketing Summary. Attached in Exhibit A is a Sales and Marketing Summary which sets forth a comprehensive description of the methods by which the Sales and Marketing Team will cooperate, including product positioning, methods of sales engagement, action plans and time lines, for the New Program. Within sixty (60) days from the Effective Date, the Parties shall mutually agree on a more detailed Sales and Marketing Summary (draft to be submitted by the Sales and Marketing Team in terms of Section 6.2.2 above) addressing each of the points identified in the Sales and Marketing Summary including the following.

❑
A mutually agreeable market message and marketing strategy to describe the joint development efforts of both Parties and the benefits offered to the market/customers through the cooperation of the Parties by the creation and development of the New Program.

❑	Appropriate press, analyst, distributors, customer and field sales briefings to better describe the above.

❑	Definition of a marketing program to create awareness and provide lead generation for the development activities.

Any revised Sales and Marketing Summary as aforesaid, shall, upon its execution, by Siboney and Edumatics, be deemed incorporated into, and form a part of this Agreement, with effect from the date of its execution.

6.3.7 Branding

6.3.7.1 Ownership of Pre-Existing Brand Names and Trademarks. Each Party shall retain all rights, title and other interest to its pre-existing brand names, service marks, trademarks and other proprietary markings except as expressly provided otherwise in this Agreement.

6.3.7.2 Branding of the New Program. The New Program shall be branded with a newly created product name (the “New Program Trademark”), which shall be jointly adopted by the Parties and provided to the Sales and Marketing Team. Siboney shall be the owner of the New Program Trademark, and agrees to grant and does hereby grant a sole, exclusive, worldwide, royalty free, irrevocable license to Edumatics to use the New Program Trademark in connection with the marketing and sale of the New Program during the term of this Agreement, subject to the provisions of Section 16. The New Program Trademark shall appear prominently in any web site or portals marketing, advertising and/or using the New Program as licensed by any of the Parties, provided that the owners/operators of such web sites or portals permit the same.

6.3.8 Expenses

6.3.8.1 Records. Each Party shall maintain detailed records which accurately identify all costs and expenses incurred and paid in connection with the New Program. Each Party shall submit this information to the Project Committee on a quarterly basis to ensure that costs and expenses actually incurred are within the budgetary limits and cash outlays identified in Exhibit B. No expense or cost incurred not provided for in Exhibit B shall be borne by the New Program without the unanimous approval of the Parties in writing. Expenses internally generated because tasks are performed by a Party's own staff will be accounted for based upon actual employee salaries and fringe benefits (at 20% of salary) and variable expenses and directly applicable overhead allocations.

6.3.8.2 Adjustments for Costs. Each Party will be responsible for all its costs with respect to participation of its own staff on the Development Team and the Project Committee throughout the duration of the development of the Phase I New Program, including travel expenses for meetings and participation on the respective teams or Project Committee. The goal of equality in expenditures shall be regarded with respect to these costs, and these costs shall be reflected and adjusted in the Revenue Sharing Formula (as defined below in Section 9).

6.4 Pricing. The Parties shall within 90 days of the Effective Date prepare and agree upon an initial pricing policy for the New Program. Such pricing policy shall be subject to review from time to time and amended by the Parties upon the recommendation of the Project Committee. Prices set through the pricing policy shall be subject to, and modified to comply with all applicable laws and regulations governing the New Program.

6.5 Sales Targets. Notwithstanding the provisions of Section 2.1 above, the Parties understand that though the technical and commercial feasibility of the Project has not been established, it is the intent of the Parties that Siboney commits to, and Siboney hereby agrees and commits to, minimum annual revenues from sales of the New Program as follows:

Minimum Revenues $	Year
$250,000	2007
$1,300,000	2008
$2,200,000	2009

Siboney shall use commercially reasonable efforts to achieve the minimum sales targets specified above. If Siboney fails to achieve the minimum sales target as specified above for 2 consecutive years, then Edumatics shall have the option but not the obligation, exercisable in its sole discretion to either assume or sub-assign the marketing to a third party at Edumatics’ sole discretion or sell the New Program to a third party, in which event this Section 6.5 shall apply rather than Section 16.6.  If Edumatics decides to market (rather than liquidate) Edumatics will pay Siboney 40% of the proceeds after all applicable and reasonable expenses including all reasonable marketing expenses of the New Program incurred by Edumatics.  If Edumatics chooses to liquidate the New Program Edumatics will retain a liquidation preference of one times (1x) the total investment made by Edumatics; after Edumatics has deducted its liquidation preference, then Siboney will retain a liquidation preference of one-half times (1/2x) the total investment made by Siboney; and any remaining proceeds (after deducting Edumatics’ and Siboney’s liquidation preference) will be divided 50%-50%. Edumatics agrees to provide Siboney with a first right of refusal to purchase the New Program at the agreed-upon price with the potential buyer of the New Program. This is Edumatics’ sole remedy for Siboney’s failure to meet the minimum sales targets and such failure does not constitute a material breach of this agreement.

6.6 Use of Name in Promotional Materials. Each Party shall, with prior approval of the other Party (which shall not be unreasonably withheld or delayed), be permitted to identify the other Party as a strategic partner, to use the other Party's name in connection with proposals to prospective customers, and to refer to the other Party in print or electronic form for marketing or reference purposes, provided however that such proposals and marketing and reference materials shall not promote any third party or the products of any third party.

7. REPRESENTATIONS AND WARRANTIES.

7.1 Representations and Warranties of Edumatics. Edumatics represents and covenants to Siboney, as of the Effective Date, that: (i) it has full power and authority to enter into and perform this Agreement; (ii) it owns or has obtained the necessary rights, title and interest to Sole Edumatics Intellectual Property and to Edumatics’ contribution to the Joint Intellectual Property (as hereinafter defined) including any third party technology embedded therein; (iii) it has or will obtain from its employees, agents and consultants who perform work with respect to the New Program in accordance with this Agreement a valid and sufficient written agreement vesting ownership of all their discoveries, improvements and ideas in Edumatics; (iv) there are no pending material patent, copyright, trademark or other intellectual property infringement claims against Edumatics with respect to any Sole Edumatics Intellectual Property; and (v) its performance of the obligations under this Agreement does not and shall not violate: any applicable law, rule, or regulation; any contracts with third parties; or any third party rights in any patent, trademark, copyright, trade secret, or any other proprietary right anywhere in the world.

7.2 Representations and Warranties of Siboney. Siboney represents and covenants to Edumatics, as of the Effective Date, that: (i) it has full power and authority to enter into and perform this Agreement; (ii) it owns or has obtained the necessary rights, title and interest to Sole Siboney Intellectual Property and to Siboney’s contribution to the Joint Intellectual Property (as hereinafter defined) including any third party technology embedded therein; (iii) it has or will obtain from its employees, agents and consultants who perform work with respect to the New Program in accordance with this Agreement a valid and sufficient written agreement vesting ownership of all their discoveries, improvements and ideas in Siboney; (iv) there are no pending material patent, copyright, trademark or other intellectual property infringement claims against Siboney with respect to any Sole Siboney Intellectual Property; and (v) its performance of the obligations under this Agreement does not and shall not violate: any applicable law, rule, or regulation; any contracts with third parties; or any third party rights in any patent, trademark, copyright, trade secret, or any other proprietary right anywhere in the world.

8. OWNERSHIP AND RIGHTS RELATING TO INTELLECTUAL PROPERTY.

8.1 For the avoidance of doubt, the Parties agree that the results of the efforts by either Party under this Agreement including the New Program shall not be considered “work for hire”, and that neither Party acquires any exclusive rights to, or licenses to use, any such results including the New Program except as expressly set forth in this Agreement.

8.2 Edumatics shall own all Edumatics Background Rights (as hereafter defined) including Sole Edumatics Intellectual Property (as hereafter defined).

“Edumatics Background Rights” means all intellectual property rights owned or controlled by Edumatics except for Joint Intellectual Property (as hereafter defined).

“Sole Edumatics Intellectual Property” means all intellectual property, including intellectual property rights associated with the science program and/or its digital educational content libraries, as the case may be, conceived by Edumatics, its employees, agents, partners, either solely or jointly with non-Party contractors of Edumatics, prior to the execution of this Agreement. Intellectual property rights include, by way of example, patents, patent applications, know-how, trade secrets, and other confidential information, and copyrights. Sole Edumatics Intellectual Property shall constitute one type of Edumatics Background Rights.

8.3 Siboney shall own all Siboney Background Rights (as hereafter defined) including Sole Siboney Intellectual Property (as hereafter defined).

“Siboney Background Rights” means all intellectual property rights owned or controlled by Siboney except for Joint Intellectual Property.

“Sole Siboney Intellectual Property” means all intellectual property including intellectual property rights associated with the Orchard, Journey, TSS and EA/RA products and/or its digital educational content libraries, as the case may be, conceived by Siboney, its employees, agents, partners, either solely or jointly with non-Party contractors of Siboney, prior to the execution of this Agreement. Intellectual property rights include, by way of example, patents, patent applications, know-how, trade secrets, and other confidential information, and copyrights. Sole Siboney Intellectual Property shall constitute one type of Siboney Background Rights.

8.4 Subject to any other express provisions of this Agreement, Edumatics and Siboney shall jointly own all Joint Intellectual Property (as hereafter defined).

“Joint Intellectual Property” means all intellectual property that both (a) is comprised in and/or accruing to the New Program including the test item bank referenced in Section 5.2, and (b) is conceived during the term of this Agreement either jointly by the Parties or independently by either Party or by one or more of their respective employees, agents, partners or non-Party independent contractors. For purposes of part (a) of this definition of Joint Intellectual Property, intellectual property shall be deemed to relate to the New Program if such intellectual property relates to the functionalities/specifications attached hereto as Exhibit A Section: Online Product Offerings-Proposed Online Products-Phase I.

8.5 Neither Party acquires any rights, either express or implied, under any Background Rights of the other Party unless expressly stated in this Agreement or another written agreement signed by authorized representatives of each of the Parties.

8.6 Except as provided in Sections 8.7, 8.8 and 10 below, each Party shall have the right to operate under Joint Intellectual Property and grant nonexclusive licenses to third parties as they may desire without accounting to the other Party.

8.7 Edumatics agrees to grant and does hereby grant to Siboney the exclusive, worldwide, royalty-free right under Joint Intellectual Property and Sole Edumatics Intellectual Property, with the right to sublicense and authorize the granting of sublicenses, to the extent that such Sole Edumatics Intellectual Property is incorporated into the New Program, to use, sell, offer for sale, import, or otherwise commercially exploit the New Program in terms of this Agreement.

8.8 Siboney agrees to grant and does hereby grant to Edumatics the exclusive, worldwide, royalty-free right under Joint Intellectual Property and Sole Siboney Intellectual Property, with the right to sublicense and authorize the granting of sublicenses, to the extent that such Sole Siboney Intellectual Property is incorporated into the New Program, to use, sell, offer for sale, import, or otherwise commercially exploit the New Program in terms of this Agreement.

8.9 Edumatics and Siboney may jointly file any applications for copyright/patents on material/inventions that are Joint Intellectual Property. The applications shall be prepared and prosecuted by a mutually acceptable intellectual property rights attorney with the expenses of preparation, prosecution and maintenance to be shared equally between the Parties. If one Party elects not to pursue any such application, the other Party may do so on its own, at its own expense, but the non-electing Party must provide reasonable cooperation, sign the required documents, etc.

9. REVENUE SHARING.

9.1 Revenue Share Formula. Revenues net of expenses shall be shared as per the following formula:

Edumatics - 50%
Siboney - 50%

9.2 Payments. Revenues shall be shared between the Parties on a quarterly basis. In this regard, Siboney shall maintain appropriate and separate accounts for sales/license of the New Program, and Siboney shall, within fifteen (15) days of the end of each calendar month, furnish Edumatics with a report detailing current month and year-to-date results for total sales and dollar amounts in comparison with the Sales Target described in Section 6.5 above. In the monthly sales report, Siboney shall provide sales details for the New Program (by location/distribution channels, etc.).

9.3 Reconciliation. Payments made to the Parties shall be reconciled against inputs/resources contributed and expensed and other expenses and costs on a quarterly basis. In the event a reconciliation results in a credit or debit balance to a Party’s account, the amount of the credit or debit, as the case may be, shall immediately be paid to or by the Party concerned.

9.4 Audits by Edumatics. Edumatics shall have the right to inspect Siboney’s books and records as they relate to sales/license of the New Program, at such times, which times shall be not (a) less than fifteen (15) days following Edumatics’ request to conduct an audit, and (b) (unless otherwise required by applicable statutes, rules, regulations or otherwise requested by any governmental agencies or instrumentalities) not more frequently than once in each year of this Agreement and one time during the twelve (12) month period following the end of a term of this Agreement, to the extent necessary to determine and confirm financial and other appropriate matters pertaining to the activities contemplated by this Agreement, including, without limitation, the gross revenue received and other activities and matters contemplated by this Agreement. Edumatics shall also have the right to arrange such other audits as requested by any governmental agencies and instrumentalities. Any dispute pursuant to this provision is subject to the provisions of Section 19.9 hereof.

9.5 Audits by a Third Party. Siboney agrees to allow independent CPA/auditors appointed by Edumatics, which auditors shall not be compensated on a contingency basis and shall be bound to keep all information confidential except as necessary to disclose discrepancies to the other Party, to audit and analyze relevant accounting records of Siboney to ensure compliance with all terms of this Agreement. Any such audit shall be permitted within thirty (30) days of Siboney’s receipt of a written request to audit from Edumatics, during normal business hours, at a time mutually agreed upon. The cost of such an audit shall be borne by Edumatics unless a discrepancy of more than 10%, but not less than $10,000, of a quarterly reconciliation is found in the records, in which case the cost of the audit shall be borne by Siboney. Audits shall occur no more frequently than once per calendar year and shall not interfere unreasonably with Siboney’s business activities and shall be conducted in Siboney’s facilities during normal business hours on reasonable notice. An audit may cover any period; provided that: (i) the period has not been previously audited; and (ii) the period under audit is immediately preceding the commencement of the audit. Siboney shall promptly reimburse and pay to Edumatics the amount of any discrepancy arising out of such audit which indicates that Edumatics is owed amounts hereunder as well as the costs of the audit, if applicable, as provided above. Any dispute pursuant to this provision is subject to the provisions of Section 19.9 hereof. In any event, for a period of at least 12 months following the date of termination or expiration of this Agreement, Siboney shall keep available for inspection by Edumatics and its representatives for any reasonable purpose all records, files, documents and correspondence relating to the Project.

10. EXCLUSIVITY AND NON-COMPETE.

During the term of this Agreement (the “Exclusivity Period”), neither Party shall, (a) engage in development efforts or marketing or bidding (whether or not with a Party’s competitor) to develop or provide solutions that compete with the New Program that contain Joint Intellectual Property, or (b) build substantial capability around a Party’s competitors' products using Joint Intellectual Property (including sponsoring or investing in training, marketing and solution development of service offerings that include a Party’s competitor products and/or that undermine a Party’s market strategy); provided, however, that nothing herein shall prohibit a Party from deploying competing products where requested or required by a customer in the ordinary course of providing consulting services, or engaging in education and training necessary to support such deployment.

11. ESCALATION AND DISPUTE RESOLUTION.

11.1 Escalation and Dispute Resolution for Teams.

11.1.1	General.

The Parties shall attempt to promptly resolve through good faith negotiation any dispute or disagreement between them directly relating to development priorities and decisions and resource allocation under the Program Plan or this Agreement.

11.1.2	Escalation To Project Committee.

In the event of a dispute among the Development Team or Sales and Marketing Team, either Party may identify the said dispute for escalation. If the dispute is not resolved within seven (7) calendar days of such identification, then the dispute shall be escalated to the Project Committee. The Project Committee shall discuss the dispute within five (5) days of escalation and shall render a decision within ten (10) days of their initial discussion. If the Project Committee is unable to resolve the dispute within ten (10) days of their initial discussion then the dispute shall be submitted to the Senior Executives as set forth in Section 11.1.3.

11.1.3	Escalation to Senior Executives.

In the event of a dispute in the Project Committee or a dispute has not been resolved by the Project Committee pursuant to Section 11.1.2, either Party may identify the said dispute for escalation. If the dispute is not resolved within ten (10) calendar days of such identification, then the dispute shall be escalated to the most senior executives of Edumatics and Siboney. The most senior executives shall discuss the dispute within five (5) days of escalation and shall render a decision within ten (10) days of their initial discussion. If the most senior executives are unable to resolve the dispute within ten (10) days of their initial discussion then the dispute shall be submitted to arbitration as set forth in Section 19.9.

12. INDEMNIFICATION

12.1 Intellectual Property Indemnity from Edumatics.

Edumatics agrees to defend and indemnify Siboney, its affiliates, associates and their respective directors, employees, consultants and officers, against any and all liability, loss, damage, cost and expense (including cost of defense and reasonable attorney's fees) which any or all of them may hereafter suffer itself or pay out to another by reason of any claim, or actions arising out of such claim, filed and originating in Sole Edumatics Intellectual Property.

Edumatics’ obligations under this Section 12.1 are subject to the following conditions and obligations of Siboney: (i) Siboney agrees to notify promptly Edumatics upon knowledge of any claim, suit, action, or proceeding for which it may be entitled to indemnification under this Agreement; (ii) Siboney shall permit Edumatics to have the sole right to control the defense of any such claim; (iii) Siboney agrees to provide reasonable assistance to Edumatics at Edumatics’ expense, in the defense of same; and (iv) Siboney will not enter into any settlement agreement or otherwise settle any such claim without Edumatics’ express prior consent or request. Siboney may, at its own expense, participate in the defense of any such claim or action.

In addition to its obligations set forth in this Section 12.1, Edumatics agrees that in the event Edumatics or Siboney is enjoined from using Sole Edumatics Intellectual Property in terms of this Agreement, Edumatics shall, at its expense, (i) replace or modify the infringing portion so it becomes non-infringing, yet functionally equivalent or (ii) procure for Edumatics and Siboney the right to continue using the Sole Edumatics Intellectual Property for the New Program in terms of this Agreement.

12.2 Intellectual Property Indemnity from Siboney.

Siboney agrees to defend and indemnify Edumatics, its affiliates, associates and their respective directors, employees, consultants and officers against any and all liability, loss, damage, cost and expense (including cost of defense and reasonable attorney's fees) which any or all of them may hereafter suffer itself or pay out to another by reason of any claim, or actions arising out of such claim, filed and originating in Sole Siboney Intellectual Property.

Siboney’s obligations under this Section 12.2 are subject to the following conditions and obligations of Edumatics: (i) Edumatics agrees to notify promptly Siboney upon knowledge of any claim, suit, action, or proceeding for which it may be entitled to indemnification under this Agreement; (ii) Edumatics shall permit Siboney to have the sole right to control the defense of any such claim; (iii) Edumatics agrees to provide reasonable assistance to Siboney at Siboney’s expense, in the defense of same; and (iv) Edumatics will not enter into any settlement agreement or otherwise settle any such claim without Siboney’s express prior consent or request. Edumatics may, at its own expense, participate in the defense of any such claim or action.

In addition to its obligations set forth in this Section 12.2, Siboney agrees that in the event Siboney or Edumatics is enjoined from using Sole Siboney Intellectual Property in terms of this Agreement, Siboney shall, at its expense, (i) replace or modify the infringing portion so it becomes non-infringing, yet functionally equivalent or (ii) procure for Siboney and Edumatics the right to continue using the Sole Siboney Intellectual Property, as the case may be, for the New Program in terms of this Agreement.

12.3 General Indemnity.

Edumatics agrees to defend and indemnify Siboney, its affiliates, associates and their respective directors, officers and employees against all liability, loss, damage, costs and expenses (including cost of defense and reasonable attorneys' fees) which any or all of them may hereafter suffer themselves or pay out to another by reason of any claim, action, or right of action, at law or in equity because of any injury, including death, to persons or damage to tangible property (excluding data or any similar concept) which arises out of, or is in connection with the performance of this Agreement to the extent caused by the negligence or willful misconduct of Edumatics, its employees or agents.

Siboney agrees to defend and indemnify Edumatics, its affiliates, associates and their respective directors, officers and employees against all liability, loss, damage, costs and expenses (including cost of defense and reasonable attorneys' fees) which any or all of them may hereafter suffer themselves or pay out to another by reason of any claim, action, or right of action, at law or in equity because of any injury, including death, to persons or damage to tangible property (excluding data or any similar concept) which arises out of, or is in connection with the performance of this Agreement to the extent caused by the negligence or willful misconduct of Siboney, its employees, or agents.

13. DISCLAIMER OF WARRANTIES.

EXCEPT AS STATED IN THIS AGREEMENT, NEITHER EDUMATICS NOR SIBONEY MAKES ANY OTHER WARRANTIES TO THE OTHER WITH RESPECT TO THE OPERATION OR PERFORMANCE OF THE NEW PROGRAM DEVELOPED OR OTHER INTELLECTUAL PROPERTY LICENSED BY EITHER PARTY TO THE OTHER PURSUANT TO THIS AGREEMENT, AND EDUMATICS AND SIBONEY EACH HEREBY DISCLAIMS ALL SUCH OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

14. LIMITATION OF LIABILITY; EXCLUSION OF DAMAGES.

14.1 Limitation of Liability.

Under no circumstances shall either Party's total liability of all kinds arising out of or related to this Agreement regardless of the forum and regardless of whether any action or claim is based in contract, tort negligence or otherwise, exceed $600,000.

14.2 Exclusion of Damages.

Neither Party hereto shall, under any circumstances, be liable to the other for indirect, consequential, punitive, incidental, special or exemplary damages, even if apprised of the likelihood of such damages occurring.

14.3 Exceptions.

The exclusions of damages and limitations of liability set forth in sections 14.1 and 14.2 above shall not operate to limit amounts actually due and payable pursuant to the express terms of this Agreement.

15. CONFIDENTIALITY.

15.1 Confidential Information

As used herein, "Confidential Information" shall mean, without limitation, any non-public communications, written or oral, involving a Party's non-public business information, technical information or data, however embodied, marketing plans, financial information and strategic plans or any other information identified in writing as confidential or proprietary.

15.2 Confidentiality Obligations

15.2.1 The Parties hereby covenant and agree that, except as required by law and as provided in this Section, they shall not disclose the terms and conditions of this Agreement to any other person or entity (other than their counsel and auditors) without obtaining the prior written consent of the other Party, except to the extent necessary to effect the transactions and actions contemplated herein.

15.2.2 Each Party may furnish to the other Party in connection with this Agreement certain Confidential Information. The Party disclosing such Confidential Information is referred to as the "Discloser", and the Party receiving such Confidential Information is referred to as the "Recipient." Each Party agrees that it shall keep in confidence and prevent the acquisition, disclosure, use or misappropriation by any person or persons of Confidential Information which is received from the other under this Agreement, provided, however, that neither Party shall be liable for disclosure of any such information if the same is disclosed with the prior written approval of the other Party. Each Party agrees that if it breaches the provisions of this Section, the Discloser of the Confidential Information may suffer irreparable injury and shall be entitled to seek a temporary and permanent injunction, in addition to the other remedies for breach of the Agreement.

15.2.3 Recipient shall use the same care and discretion to avoid disclosure, publication or dissemination of Confidential Information as it uses with its own similar confidential information that it does not wish to disclose, publish or disseminate provided that Recipient shall use at least reasonable care. The Confidential Information is not to be disclosed to any persons other than the employees of the Recipient who have a need to know. Except as expressly provided by this Agreement, Recipient shall not use Confidential Information in any manner, nor use it for the benefit of anyone but Discloser.

15.2.4 The obligations of Recipient with respect to any particular portion of Confidential Information shall terminate or shall not attach, as the case may be, when any of the following occurs: (i) it was in the public domain at the time of Discloser's communication thereof to Recipient; (ii) it entered the public domain through no fault of Recipient subsequent to the time of Discloser's communication thereof to Recipient; (iii) it was in Recipient's possession free of any obligation of confidence at the time of Discloser's communication thereof to Recipient; (iv) it was independently developed by Recipient; or (v) its disclosure is required pursuant to applicable law (including securities laws) or by a court or government order and Discloser has been given reasonable notice of such order and a reasonable opportunity to seek a protective order.

15.2.5 All such Confidential Information shall remain the exclusive property of Discloser. The confidentiality obligations shall survive any termination of this Agreement and shall continue for so long as the Confidential Information is the property of Discloser or for as long as otherwise permitted by law.

15.2.6 All individuals engaged in the developmental effort towards creating the New Program will be prohibited from using or disclosing any Confidential Information or trade secrets learned or developed in the course of such development effort other than in the course of their work on the developmental effort or their work for Edumatics or Siboney, respectively.

16. TERM & TERMINATION.

16.1 Term. This Agreement shall remain in full force and effect following the Effective Date until terminated by mutual written agreement of the Parties. It is the intent of the Parties that neither Party shall withdraw or excuse itself from the performance of its obligations under this Agreement for any reason whatsoever. This Agreement may otherwise be terminated for the reasons specified in Sections 16.2 to 16.4 below.

16.2 Termination for Material Breach. Either Party (the “Terminating Party”) may terminate this Agreement by giving thirty (30) days' prior written notice to the other Party (“Non-Terminating Party”) upon the occurrence of a material breach by the Non-Terminating Party of the terms of this Agreement unless such breach is cured by the Non-Terminating Party within such thirty (30) day period.

16.3 Termination as a Result of Bankruptcy. This Agreement may be terminated by either Party (a “Terminating Party”) effective immediately and without any requirement of notice, in the event that the other Party (“Non-Terminating Party”) (i) files a petition, in bankruptcy, seeking any reorganization, arrangement, composition, or similar relief under any law regarding insolvency or relief for debtors, or makes an assignment for the benefit of creditors; (ii) a receiver, trustee, or similar officer is appointed for the business or property of the Non-Terminating Party; (iii) any involuntary petition or proceeding, under bankruptcy or insolvency laws, is instituted against the Non-Terminating Party and not stayed, enjoined, or discharged within sixty (60) days; or (iv) the Non-Terminating Party adopts a resolution for discontinuance of its business or for dissolution.

16.4 Termination for a Change of Control. Either Party may terminate this Agreement within three months of the occurrence of any of the following transactions by a Party (“Defaulting Party”) with a competitor of the other Party (“Non-defaulting Party”): (i) a merger, consolidation or other business combination or transaction to which the Defaulting Party is a party if the shareholders of the Defaulting Party immediately prior to the effective date of such merger, consolidation or other business combination or transaction, as a result of such share ownership, have beneficial ownership of voting securities representing less than 50% of the total current voting power of the surviving entity following such merger, consolidation or other business combination or transaction; (ii) an acquisition by any person or entity of direct or indirect beneficial ownership of voting stock of the Defaulting Party representing 50% or more of the total current voting power of the Defaulting Party; (iii) an acquisition of direct or indirect beneficial ownership of voting stock of the Defaulting Party representing 25% or more of the total current voting power of the Defaulting Party; or (iv) a sale of all or substantially all of the assets of the Defaulting Party.

16.5 Termination or Withdrawal Prior to Completion. If prior to the completion of the New Program:

(a) a Party withdraws from participating in the Project for any reason whatsoever (such withdrawal not being a termination pursuant to the provisions of this Agreement); or

(b) this Agreement is terminated in terms of Section 16.2 or Section 16.3; or

(c) the Defaulting Party enters into one or more of the transactions described in (i), (ii), (iii) or (iv) of Section 16.4 above, with a competitor of the Non-Defaulting Party and the Non-Defaulting Party elects to terminate this Agreement pursuant to Section 16.4, then, the withdrawing Party/Non-Terminating Party/Defaulting Party, as the case may be, shall cease to have any rights, interest or title in and to any and all materials, deliverables, Joint Intellectual Property, etc. created up to the date of such withdrawal and/or termination, to the New Program in any manner whatsoever. In addition, the withdrawing Party/Non-Terminating Party/Defaulting Party, as the case may be, shall be deemed to have assigned to the non-withdrawing Party/Terminating Party/Non-Defaulting Party, as the case may be, all its intellectual property rights including, by way of example, patents, patent applications, know-how, trade secrets, and other confidential information, and copyrights, rights, in and to any and all materials, deliverables, Joint Intellectual Property, etc. created up to the date of such withdrawal and/or to the New Program in any manner whatsoever. In the event that the withdrawing Party/Non-Terminating Party/Defaulting Party, as the case may be, is Edumatics, then the trademark license to Edumatics (as referenced in Section 6.3.7.2) shall terminate. In the event that the withdrawing Party/Non-Terminating Party/Defaulting Party, as the case may be, is Siboney, then Siboney shall assign all of its right, title and interest in and to the New Program Trademark to Edumatics.

16.6 Termination or Withdrawal after Completion of New Program. If at any time after completion of the New Program:

(a) a Party withdraws from participating in the Project for any reason whatsoever (such withdrawal not being a termination pursuant to the provisions of this Agreement); or

(b) this Agreement is terminated in terms of Section 16.2 or Section 16.3; or

(c) the Defaulting Party enters into one or more of the transactions described in (i), (ii), (iii) or (iv) of Section 16.4 above, with a competitor of the Non-Defaulting Party and the Non-Defaulting Party elects to terminate this Agreement pursuant to Section 16.4, then, the non-withdrawing Party/Terminating Party/Non-Defaulting Party, as the case may be, shall have the option but not the obligation, exercisable in its sole discretion, to acquire the pro-rata share of the withdrawing Party/Non-Terminating Party/Defaulting Party, as the case may be, in the New Program, including all rights in the Joint Intellectual Property, at a pre-determined price of one times (1x) the monetary value of the Development Team resources contributed by the withdrawing Party/Non-Terminating Party/Defaulting Party, as the case may be, till the date of such withdrawal and/or termination, as the case may be. If the Parties do not agree on the monetary value of the resources/inputs contributed by the withdrawing Party/Non-Terminating Party/Defaulting Party, as the case may be, then the same shall be determined by an independent CPA appointed by the non-withdrawing Party/Terminating Party/Non-Defaulting Party, as the case may be. The cost of the independent CPA shall be deducted from the non-withdrawing Party/Terminating Party/Non-Defaulting Party, as the case may be, unless a discrepancy of more than 10% from the monetary value assessed by the withdrawing Party/Non-Terminating Party/Defaulting Party, as the case may be, is found in the records, in which case the cost of the audit shall be borne by the withdrawing Party/Non-Terminating Party/Defaulting Party, as the case may be. The closing of the acquisition of the pro-rata share of the withdrawing Party/Non-Terminating Party/Defaulting Party, as the case may be, shall be completed within sixty (60) days of determination of the monetary value of the resources/inputs contributed by the withdrawing Party/Non-Terminating Party/Defaulting Party, as the case may be, whereupon the withdrawing Party/Non-Terminating Party/Defaulting Party, as the case may be, shall cease to have any rights, interest or title in and to the New Program and Joint Intellectual Property. In the event that the above-referenced option is exercised and the withdrawing Party/Non-Terminating Party/Defaulting Party, as the case may be, is Edumatics, then the trademark license to Edumatics (as referenced in Section 6.3.7.2) shall terminate. In the event that the above-referenced option is exercised and the withdrawing Party/Non-Terminating Party/Defaulting Party is Siboney, then Siboney shall assign all of its right, title and interest in and to the New Program Trademark to Edumatics.

If the non-withdrawing Party/Terminating Party/Non-Defaulting Party, as the case may be, does not exercise its option as aforesaid, then the withdrawing Party/Non-Terminating Party/Defaulting Party shall have the option to buy-out the non-withdrawing Party/Terminating Party/Non-Defaulting Party for one and one half times 1.5x the actual development cost of the non-withdrawing Party/Terminating Party/Non-Defaulting Party. If the withdrawing Party/Non-Terminating Party/Defaulting Party is unwilling or unable to buy-out the non-withdrawing Party/Terminating Party/Non-Defaulting Party as aforesaid, then the non-withdrawing Party/Terminating Party/Non-Defaulting Party shall obtain all rights to the New Program at no cost. In the event that the above-referenced option is not exercised and the withdrawing Party/Non-Terminating Party/Defaulting Party, as the case may be, is Edumatics, then the trademark license to Edumatics (as referenced in Section 6.3.7.2) shall terminate. In the event that the above-referenced option is not exercised and the withdrawing Party/Non-Terminating Party/Defaulting Party is Siboney, then Siboney shall assign all of its right, title and interest in and to the New Program Trademark to Edumatics.

16.7 Rights to use Joint Intellectual Property to develop derivative works for non-competing products. At any time after completion of the New Program, either Party shall have the option exercisable in its sole discretion, to create derivative works using Joint Intellectual Property which do not compete with the New Program. Subject to the terms of this agreement, Edumatics’ right to create such derivative works extends to its parent company Educomp Solutions Ltd. or any of its subsidiaries or affiliates. In no event shall either Party use the New Program Trademark in connection with the marketing or sale of such derivative works.

16.8 Return of Confidential Information. Upon termination of this Agreement for any reason whatsoever, and except as is required to utilize any licenses granted under this Agreement, both Edumatics and Siboney shall return all Confidential Information (including tangible products or materials) received by that Party from the other Party, at the request of the other Party; provided, however, that the receiving Party may retain one (1) secure archival copy of any Confidential Information received in writing from another Party for record purposes to determine its on-going confidentiality obligations under this Agreement.

17. SURVIVAL.

Sections 7, 8, 9, 10, 12, 13, 14, 15, 16.5, 16.6, 16.7, 17, 19.1, 19.4, 19.9, 19.10, and 19.11 shall survive any termination of this Agreement and remain in full force and effect.

18. INDEPENDENT CONTRACTOR STATUS.

In connection with this Agreement, each Party is an independent contractor and as such will not have any authority to bind or commit the other Party. Nothing herein shall be deemed or construed to create a joint venture, partnership, fiduciary or agency relationship between the Parties for any purpose. Each Party shall be solely responsible for its personnel, employees and consultants hired by it for the purpose of performing specific obligations pursuant to this Agreement.

19. MISCELLANEOUS.

19.1 Other Remedies Cumulative. Except where otherwise specified, the rights and remedies granted to a Party under this Agreement are cumulative and in addition to, and not in lieu of, any other rights or remedies which the Party may possess at law or in equity, including, without limitation, rights or remedies under applicable patent, copyright, trade secret or proprietary rights laws, rules or regulations.

19.2 Public Communications. Except as required by law, no public announcements or public disclosure regarding this relationship shall be made without the prior written agreement of the Parties. The Parties will agree upon a joint press release upon the conclusion of this Agreement or at such other time as the Parties may mutually determine and agree.

19.3 Assignment. Except as set forth in this Section, neither Party shall transfer or assign its rights or obligations under this Agreement without the prior written consent of the other Party and any purported assignment in violation of the foregoing shall be null and void. Either Party shall have the right to assign this Agreement, as a whole, to any successor in interest to all or substantially all of such Party's business or assets, whether by merger, reorganization, asset sale or otherwise, subject to the provisions of Section 16.4. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the Parties hereto, their successors and permitted assigns.

19.4 No Implied Waivers. The delay or failure by either Party to exercise or enforce any of its rights under this Agreement shall not constitute or be deemed a waiver of that Party's right thereafter to enforce those rights, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

19.5 Severability. If any term or provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal or otherwise unenforceable, the same shall not affect the other terms or provisions hereof or the whole of this Agreement, but such term or provision shall be deemed modified to the extent necessary in the court's opinion to render such term or provision enforceable, and the rights and obligations of the Parties shall be construed and enforced accordingly, preserving to the fullest permissible extent the intent and agreements of the Parties herein set forth.

19.6 Force Majeure. Except for payment of monies, neither Party shall be liable for failure to fulfill its obligations under this Agreement due to causes beyond its reasonable control, including, but not limited to, acts of God, man-made or natural disasters, earthquakes, fire, riots, flood, strikes or acts of war. The time for performance of any such obligation shall be extended for the time period lost by reason of the delay.

19.7 Headings. Headings of Sections and Sub-Sections herein are inserted for convenience of reference only and shall not affect the construction or interpretations of this Agreement.

19.8 Notice. Any notice or other communication given pursuant to this Agreement shall be in writing and shall be effective either when delivered personally to the Party for whom intended, or five (5) days following deposit of the same into the United States mail (certified mail, return receipt requested, or first class postage prepaid), facsimile (with confirmation of delivery) or overnight delivery services (with confirmation of delivery), addressed to such Party at the address set forth on the initial Page of this Agreement. Either Party may designate a different address by notice to the other given in accordance herewith.

19.9 Dispute Resolution; Arbitration. Following the Parties' compliance with the preceding Section, all controversies, except disputes where a Party seeks injunctive relief, arising from or relating to this Agreement or the performance or breach thereof shall be resolved through binding arbitration conducted in St. Louis, Missouri, under and subject to the commercial Arbitration Rules of the American Arbitration Association ("AAA") then in effect. The arbitration shall be conducted before a panel of three (3) arbitrators, chosen according to the rules of the AAA from among its Panel of Commercial Arbitrators within two (2) weeks of the first filing before the AAA, each of whom shall be and remain independent of the Parties. Edumatics shall appoint one arbitrator, Siboney shall appoint one (1) arbitrator, and the two (2) appointed arbitrators shall choose the third arbitrator who will act as the chairperson of the arbitration. If the two (2) arbitrators appointed by the Parties are not able to agree on the third arbitrator within thirty (30) days from the date that the last such arbitrator was appointed, the third arbitrator shall be appointed by the AAA. Each of such appointees must, however, meet the qualifications set forth in the second sentence of this Section.

19.10 Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Missouri, excluding its choice of law provisions. The Parties expressly agree to exclude the application of the U.N. Convention on Contracts for the International Sale of Goods (1980) to this Agreement and the performance of the Parties contemplated herein, to the extent that such convention might otherwise be applicable.

19.11 Jurisdiction. Subject to the arbitration provisions contained in Section 19.9 above, the Parties may apply to any court of competent jurisdiction for temporary or preliminary injunctive relief, without breach of Section 19.9.

19.12 Entire Agreement. This Agreement and the Exhibits attached hereto set forth the entire understanding between the Parties hereto and supersedes all prior agreements, arrangements and communications, whether oral or written, with respect to the subject matter hereof.

19.13 Amendment by Written Agreement Only. Neither this Agreement nor any of the Exhibits attached hereto may be modified or amended except by the mutual written agreement of the Parties. No waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the Party against which it is sought to be enforced.

19.14 Standard Terms of a Party. No terms, provisions or conditions of any purchase order, acknowledgment or other business form that a Party may use in connection with acquisition or licensing will have any effect on the rights, duties or obligations of the Parties under, or otherwise modify, this Agreement, regardless of any failure of a Party to object to such terms, provisions or conditions.

19.15 Governmental Approvals. Each Party represents and warrants that it has obtained or will obtain all required approvals of the applicable government in connection with this Agreement and that the provisions of this Agreement and the rights and obligations of the Parties hereunder, are enforceable under the applicable laws. If a Party deems that, in order to ensure compliance with antitrust laws, it is necessary to effect a notification of this Agreement to any competent antitrust authority, then the Parties shall cooperate to effect such notification provided nothing herein shall be construed to create any obligation for a Party to effect such notification if such Party believes, or has reason to believe, that such notification is or may be contrary to its legal interests.

19.16 Counterparts. This Agreement may be executed in counterparts, each of which so executed will be deemed to be an original and such counterparts together will constitute one and the same agreement.

19.17 Non-Solicitation. The Parties acknowledge and agree that the employees and consultants of a Party who perform the development and editorial content review services or other services are a valuable asset to such Party and are difficult to replace. Accordingly, the Parties agrees that, for a period of twelve (12) months after termination of this Agreement, neither Edumatics nor Siboney will solicit for employment whether as an employee, independent contractor, or consultant, any of the other Party’s employees or consultants who perform any of the development and editorial content review services or other material services pursuant to this Agreement.

19.18 FCPA. In conformity with the United States Foreign Corrupt Practices Act and with their established corporate policies regarding foreign business practices, the Parties and their employees and agents shall not directly or indirectly make an offer, payment, promise to pay, or authorize payment, or offer a gift, promise to give, or authorize the giving of anything of value for the purpose of influencing an act or decision of an official of any foreign Government or the United States Government (including a decision not to act) or inducing such a person to use his influence to affect any such governmental act or decision in order to assist a Party in obtaining, retaining or directing any such business.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to enter into this Agreement effective on the Effective Date.

/s/ Sandeep Kumar	/s/ William D. Edwards
For and on behalf of Edumatics	For and on behalf of Siboney
Name: Sandeep Kumar	Name: William D. Edwards
Designation: President	Designation: President

Witnesses:

Name: _____________________	Name: _______________________
Occupation: _________________	Occupation: ___________________
Address: ____________________	Address: _____________________
____________________________	_____________________________

Exhibit A

Online Products Business Plan

Exhibit B

Online Solution Financial Contributions

Exhibit C

Online Solution Project Plan